UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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HORIZON BANCORP, INC.
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April 18, 2023

Response to Recent ISS Report – 2023 Proxy Statement

Dear Valued Shareholder:

On March 17, 2023, we filed our proxy statement for the 2023 annual meeting of shareholders of Horizon Bancorp, Inc. (“Horizon”) scheduled for May 4, 2023. In the proxy statement. In the proxy statement, our Board of Directors (the “Board”) unanimously recommends a vote “FOR” Proposal 2 – Advisory Vote to Approve Executive Compensation (the “Say on Pay Proposal”). In addition, Glass, Lewis & Co., LLC (“Glass Lewis”) has recommended that its clients vote “FOR” our Say on Pay Proposal1.

Institutional Shareholder Services Inc. (“ISS”) has, however, recommended that its clients vote against our entire Say on Pay Proposal because Horizon recently entered into an amended employment agreement with Craig M. Dwight, Horizon’s long-time Chairman and CEO, that ISS believes provides the right to receive severance upon retirement. ISS views this provision as sufficiently problematic to outweigh numerous other positive elements of our compensation program cited in their report.

Our Board’s agreement with Mr. Dwight requires that he continue to provide critical services to Horizon through the full 1–year period of his agreement, even though he will no longer be an employee of Horizon after July 3, 2023. We view his services as Chairman and in support of our CEO transition as essential to Horizon’s continued success. We believe that defining the reasonableness of his agreement based on whether he is an employee of Horizon or simply a non-employee Board member as an unproductive difference without distinction.

We respectfully disagree with the ISS recommendation for the reasons outlined below, and we strongly encourage shareholders to vote “FOR” our Say on Pay Proposal.

Succession Planning and Risk Mitigation

After 25 years of dedicated service as the CEO of Horizon and Horizon Bank (“Horizon Bank” or the “Bank”), we have great confidence in Craig Dwight’s commitment to Horizon. However, we believe prudent risk management dictates that the Board take steps to attempt to mitigate the risk of loss of management expertise and long–time corporate knowledge during a CEO transition period. The Board and Mr. Dwight entered into a 1–year amended employment agreement to cover the anticipated CEO transition period in 2023 from Craig Dwight to Thomas Prame. At the time the Board approved the amended agreement, it did not have a single date in mind for a potential transition and needed additional time to determine what date would be most appropriate.

1 In the Glass Lewis report on Horizon’s proxy statement published on April 11, 2023, on page 12, Glass Lewis noted that, “while mindful of the CEO retention awards provided in anticipation of the CEO transition planned for fiscal 2023, we note the adequate design of executive incentives and the sustained alignment between pay and performance. We believe shareholders may reasonably support the pay proposal at this time.” In addition, on page 15, the Glass Lewis stated that, with respect to the CEO employment agreement, “we acknowledge that the disclosed compensation values do not appear particularly outsized” and further noted that, “on balance, we do not find the outlined compensation arrangements to be particularly problematic.”

As a result, the Board approved the cash retention bonus in the amended employment agreement to assist in securing continued leadership for Horizon through the transition period and in the unlikely event that Thomas Prame did not transition to CEO. To lose such extensive management expertise in a year of transition would be very disruptive to Horizon and its operations.

The Board structured Mr. Dwight’s compensation under his amended agreement, including the base salary, annual bonus, and retention bonus to retain Mr. Dwight through this critical time period. Retention of Mr. Dwight permits Horizon to assure continued support of the new CEO and permit necessary time for the new CEO to orient himself to Horizon, Horizon Bank and their operations and personnel. Horizon highly values access to Mr. Dwight’s experience, extensive historical knowledge of our operations and his expertise during this period of transition, which many other companies do not always enjoy with their outgoing principal executive officer.

The Board also structured Mr. Dwight’s amended agreement to include an important provision that he could only receive the full compensation if he retires on a time and schedule meeting the Board’s expectations for a smooth transition. Had Mr. Dwight submitted a retirement timeline that the Board felt was inappropriate, it would not have provided its consent. The agreed upon date of July 3, 2023, was reached after substantial debate among the Board as to the best path forward for Horizon.

If Mr. Dwight’s previous employment agreement, which expired January 1, 2023, had merely been extended through January 1, 2024, we believe it would have given Horizon less certainty than the amended agreement in transitioning the CEO role from Mr. Dwight to Mr. Prame and would have provided little to no incentive for Mr. Dwight to assist with the transition of the new CEO, particularly after his retirement.

Furthermore, the compensation arrangement in Mr. Dwight’s amended employment agreement does not provide for any additional compensation to be paid to Mr. Dwight to continue to serve as board chairman through the end of 2023.

ISS’s negative recommendation to our Say on Pay Proposal appears to be tied to the fact that Mr. Dwight will receive the same payments should he retire or should Horizon choose to terminate him involuntarily during 2023. We intentionally structured the termination provisions of his amended employment agreement to avoid creating any undue incentive for Mr. Dwight to retire prior to a completed CEO transition, for Mr. Dwight to attempt to delay a CEO transition, or for Mr. Dwight to financially prefer being involuntarily terminated without cause over retiring at the appropriate time. To that end, Mr. Dwight’s amended employment agreement required Horizon to consent to Mr. Dwight’s retirement, with such consent not to be unreasonably withheld, and Mr. Dwight and Horizon followed that process. Additionally, we significantly reduced the severance benefits for an involuntary termination without cause in his amended employment agreement from two times the sum of base salary and annual bonus, a pro–rated bonus for the year of termination, and 24 months continuing benefits coverage to only the salary and bonus yet to be earned for calendar year 2023 and benefits through the end of 2023.

We further note that the Compensation Committee of the Board spent considerable time and effort analyzing various factors and scenarios regarding the potential compensation for Mr. Dwight in 2023, and ultimately, concluded that, given Mr. Dwight’s long tenure with Horizon and the importance to Horizon of a smooth CEO transition, the overall compensation arrangements were reasonable under the circumstances. In reaching its conclusion, the Compensation Committee considered a variety of factors, including advice received from Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant.

Finally, we note that during the last several years Glass Lewis and ISS have reported low or medium concern for all components of Horizon’s executive compensation arrangements. Even this year, we note that in the ISS report on Horizon’s proxy statement published on April 12, 2023, ISS noted that four out of the five evaluation components listed in the report for Horizon’s compensation arrangements only rose to a “low” or, in one case, “medium” level of concern. These included the ISS analysis of the following evaluation components: (i) peer group benchmarking, (ii) comp committee communication/responsiveness, (iii) pay for performance evaluation, and (iv) non–performance–based pay elements. ISS only ranked “severance/CIC arrangements” with a “high” level of concern because of its assessment of the severance provisions in the amended employment agreement with Mr. Dwight.

For all of these reasons, we respectfully disagree with ISS and strongly believe that the overall structure of Mr. Dwight’s amended employment agreement provides a critical source of stability during this time of transition and fairly recognize his long-standing high performance serving as our CEO.

OUR BOARD OF DIRECTORS CONTINUES TO UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

Thank you for your continued support of Horizon.

Sincerely,
Todd A. Etzler
Executive Vice President and
General Counsel

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